SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                                (Amendment No. )1


                        INTEGRATED CIRCUIT SYSTEMS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    45811K28
                                 (CUSIP Number)

                                   MAY 5, 2005
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                                            (Page 1 of 23 Pages)


----------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------

CUSIP NO.  45811K28                 13G          Page    2     of    23   Pages
           --------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     3,719,317
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       3,719,317
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,719,317
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|
--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.1%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  45811K28                 13G          Page    3     of    23   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     3,719,317
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       3,719,317
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,719,317
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.1%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  45811K28                 13G          Page    4     of    23   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     3,719,317
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       3,719,317
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,719,317
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.1%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  45811K28                 13G          Page    5     of    23   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     690,537
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       690,537
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             690,537
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.0%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  45811K28                 13G          Page    6     of    23   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     335,060
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       335,060
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             335,060
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.5%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  45811K28                 13G          Page    7     of    23   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     1,414,940
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       1,414,940
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,414,940
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.9%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  45811K28                 13G          Page    8     of    23   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Partners II, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     242,877
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       242,877
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             242,877
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.3%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  45811K28                 13G          Page    9     of    23   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Offshore, Ltd.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     932,308
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       932,308
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             932,308
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.3%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  10  of  23  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Explorers Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 8,750
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  8,750
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,750
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  11  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Explorers Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 41,250
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  41,250
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,250
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  12  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Communication Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 103,850
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  103,850
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      103,850
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  13  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Communications Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 487,982
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  487,982
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      487,982
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  14  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Buccaneers Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 152,300
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  152,300
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      152,300
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  15  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Integrated Circuit Systems, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2435 Boulevard of the Generals
                  Norristown, PA  19403

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Technology Partners II, L.P.
                  Galleon Technology Offshore, Ltd.
                  Galleon Explorers Partners, L.P.
                  Galleon Explorers Offshore, Ltd.
                  Galleon Communications Partners, L.P.
                  Galleon Communications Offshore, Ltd.
                  Galleon Buccaneers Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda
                  For Galleon Technology Offshore, Ltd.: Bermuda

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  16  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

                  For Galleon Communications Offshore, Ltd.: British Virgin
                     Islands
                  For Galleon Buccaneers Offshore, Ltd.: Cayman Islands
                  For Galleon Explorers Offshore, Ltd.: Cayman Islands
                  For each Reporting Person other than Raj Rajaratnam, Galleon
                     Captains
                  Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon
                     Communications Offshore, Ltd., Galleon Buccaneers
                  Offshore, Ltd., and Galleon Explorers Offshore, Ltd.: Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01

ITEM 2(E).  CUSIP NUMBER:

                  45811K28

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP.

         For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management,
            L.L.C.:

         (a) Amount Beneficially Owned:

                           3,719,317 shares of Common Stock

         (b) Percent of Class:

                           5.1% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 3,719,317

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 3,719,317

         For Galleon Advisors, L.L.C.:

         (a) Amount Beneficially Owned:

                           690,537 shares of Common Stock

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  17  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

         (b) Percent of Class:

                           1.0% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 690,537

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 690,537

         For Galleon Captains Partners, L.P.:

         (a) Amount Beneficially Owned:

                           335,060 shares of Common Stock

         (b) Percent of Class:

                           0.5% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 335,060

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 335,060

         For Galleon Captains Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           1,414,940 shares of Common Stock

         (b) Percent of Class:

                           1.9% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 1,414,940

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 1,414,940

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  18  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

         For Galleon Technology Partners II, L.P.:

         (a) Amount Beneficially Owned:

                           242,877 shares of Common Stock

         (b) Percent of Class:

                           0.3% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 242,877

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 242,877

         For Galleon Technology Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           932,308 shares of Common Stock

         (b) Percent of Class:

                           1.3% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 932,308

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 932,308

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CUSIP NO. 45811K28                    13G                Page  19  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

         For Galleon Explorers Partners, L.P.:

         (a) Amount Beneficially Owned:

                           8,750 shares of Common Stock

         (b) Percent of Class:

                           0.0% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 8,750

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 8,750

For Galleon Explorers Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           41,250 shares of Common Stock

         (b) Percent of Class:

                           0.1% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 41,250

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 41,250

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  20  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

         For Galleon Communications Partners, L.P.:

         (a) Amount Beneficially Owned:

                           103,850 shares of Common Stock

         (b) Percent of Class:

                           0.1% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 103,850

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 103,850

         For Galleon Communications Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           487,982 shares of Common Stock

         (b) Percent of Class:

                           1.0% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 487,982

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 487,982

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  21  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

         For Galleon Buccaneers Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           152,300 shares of Common Stock

         (b) Percent of Class:

                           0.2% (Based upon 73,019,911 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005)

         (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 152,300

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 152,300


Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communications Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Technology Partners, L.P., Galleon Explorers Partners, L.P., and Galleon Communications Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Explorers Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners, L.P., Galleon Technology Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communications Partners, L.P., Galleon Communications Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  22  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------
CUSIP NO. 45811K28                    13G                Page  23  of   23 Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  /S/ RAJ RAJARATNAM
                  ------------------
                  Raj Rajaratnam, for HIMSELF;
                  For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                     General Partner, Galleon Management, L.L.C.;
                  For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                  For GALLEON ADVISORS, L.L.C., as its Managing Member;
                  For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of
                     its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
                     Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member
                     of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON COMMUNICATIONS PARTNERS, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON COMMUNICATIONS OFFSHORE, LTD., as the Managing
                     Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
                  For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.



Dated:  May 16, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                  /S/ RAJ RAJARATNAM
                  ------------------
                  Raj Rajaratnam, for HIMSELF;
                  For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                     General Partner, Galleon Management, L.L.C.;
                  For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                  For GALLEON ADVISORS, L.L.C., as its Managing Member;
                  For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of
                     its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
                     Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member
                     of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON COMMUNICATIONS PARTNERS, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON COMMUNICATIONS OFFSHORE, LTD., as the Managing
                     Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
                  For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.



Dated:  May 16, 2005